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                                                                 Exhibit 99.6

          [LETTERHEAD OF SUNTRUST EQUITABLE SECURITIES CORPORATION]


The Board of Directors
CORT Business Services Corporation
4401 Fair Lakes Court
Fairfax, Virginia 22033

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of CORT Business Services Corporation ("CORT") as Annex II to the Proxy Statement/Prospectus of CORT relating to the proposed merger transaction involving CORT and CBF Mergerco Inc. and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY--The Merger--Opinion of the Company's Financial Advisor" and "SPECIAL FACTORS-- Opinion of the Company's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                  SUNTRUST EQUITABLE SECURITIES CORPORATION



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                                  By: